UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Atmos Energy Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No Fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

December 27, 2002

Dear Atmos Energy Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders to be held at the Crowne Plaza Hotel, 200 E. Amite Street, Jackson, Mississippi 39201 on Wednesday, February 12, 2003, at 11:00 a.m. Central Standard Time.

The matters to be acted upon at the meeting are described in the attached Notice of Annual Meeting and Proxy Statement. In addition, we will review with you the affairs and progress of the Company during the past year and report the results of operations for the first quarter of the 2003 fiscal year.

Your participation at this meeting is very important, regardless of the number of shares you hold or whether you will be able to attend the meeting in person. Please date, sign, and return the proxy in the enclosed envelope to ensure that your shares are represented at the meeting.

On behalf of your Board of Directors, thank you for your continued support and interest in Atmos Energy Corporation.

Sincerely,

Robert W. Best
Chairman of the Board, President
and Chief Executive Officer

ATMOS ENERGY CORPORATION
P.O. Box 650205
Dallas, Texas 75265-0205

NOTICE OF ANNUAL MEETING

To the Shareholders:

The Annual Meeting of the Shareholders of Atmos Energy Corporation (the “Company”) will be held at the Crowne Plaza Hotel, 200 E. Amite Street, Jackson, Mississippi 39201 on Wednesday, February 12, 2003, at 11:00 a.m. Central Standard Time for the following purposes:

1.	To elect four Class II directors for three-year terms expiring in 2006.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Shareholders of record of the Company’s common stock at the close of business on December 16, 2002 will be entitled to notice of, and to vote at, such meeting. The stock transfer books will not be closed.

Included with this Proxy Statement is a copy of the Company’s Summary Annual Report to all shareholders and Annual Report on Form 10-K for the 2002 fiscal year.

By Order of the Board of Directors,

SHIRLEY A. HINES
Corporate Secretary
December 27, 2002

YOUR VOTE IS IMPORTANT

TO VOTE YOUR SHARES, PLEASE INDICATE YOUR CHOICES, SIGN AND DATE THE PROXY CARD, AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOU MAY VOTE IN PERSON AT THE MEETING EVEN THOUGH YOU SEND IN YOUR PROXY.

ATMOS ENERGY CORPORATION
P.O. Box 650205
Dallas, Texas 75265-0205

PROXY STATEMENT

Solicitation and Revocability of Proxies

The proxy enclosed with this statement is solicited by the management of Atmos Energy Corporation (the “Company”) at the direction of the Company’s Board of Directors. These materials were first mailed to the Company’s shareholders on December 27, 2002.

Any shareholder giving a proxy has the power to revoke the proxy at any time prior to its exercise. The Company expects to solicit proxies primarily by mail, but directors, officers, employees and agents of the Company may also solicit proxies in person or by telephone or other electronic means. The cost of preparing, assembling and mailing the proxies and accompanying materials for this Annual Meeting of Shareholders, including the cost of reimbursing brokers and nominees for forwarding proxies and proxy statements to their principals, will be paid by the Company. In addition, Morrow & Co., Inc. (“Morrow”) will assist the Company in the solicitation of proxies. The Company will pay approximately $6,500 in fees, plus expenses and disbursements, to Morrow for its proxy solicitation services.

Common Stock Information; Record Date

As of December 16, 2002, there were 45,288,682 shares of the Company’s common stock, no par value (“Common Stock”), issued and outstanding, all of which are entitled to vote. These shares constitute the only class of stock of the Company issued and outstanding. As stated in the accompanying Notice of Annual Meeting, only shareholders of record at the close of business on December 16, 2002 will be entitled to vote at the meeting. Each share is entitled to one vote.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners.    The following table lists the beneficial ownership, as of the close of business on November 29, 2002, of the Company’s Common Stock with respect to each person known by the Company to be the beneficial owner of more than five percent of such Common Stock.

Name and Address of Beneficial Owner	Amount of Common Stock Beneficially Owned	Percentage of Outstanding Common Stock
Atmos Energy Corporation Retirement Savings Plan and Trust (the “RSP”)(a)	2,419,109	5.8%

(a)
The RSP (formerly known as the Atmos Energy Corporation Employee Stock Ownership Plan and Trust) permits Company employees who participate in the RSP to exercise voting power with respect to shares of the Company’s Common Stock held in their RSP accounts. With respect to shares of Common Stock owned by the RSP for which participating employees do not exercise such voting rights, the RSP Trust Committee, which is a committee appointed by the Board of Directors currently consisting of certain officers of the Company, is entitled to vote such shares in its discretion.

Security Ownership of Management and Directors.    The following table lists the beneficial ownership, as of the close of business on November 29, 2002, of the Company’s Common Stock with respect to all directors and nominees for director of the Company, the executive officers of the Company named in the Summary Compensation table on pages 11-13 of this Proxy Statement and all directors and executive officers of the Company as a group.

Name	Amount of Common Stock Beneficially Owned		Percentage of Outstanding Common Stock
Travis W. Bain II	8,873		(a)(b)
Robert W. Best	269,622	(c)	(a)
Dan Busbee	10,498		(a)(b)
Richard W. Cardin	7,450		(a)(b)
R. Earl Fischer	58,923	(c)	(a)
Thomas J. Garland	8,728		(a)(b)
Richard K. Gordon	10,600		(a)(b)
Louis P. Gregory	24,844	(c)	(a)
Gene C. Koonce	26,328		(a)(b)
Thomas C. Meredith	6,821		(a)(b)
Phillip E. Nichol	14,940		(a)(b)
Carl S. Quinn	47,085		(a)(b)
John P. Reddy	77,509	(c)	(a)
Charles K. Vaughan	44,199		(a)(b)
Richard Ware II	21,369		(a)(b)
JD Woodward, III	1,054,745		2.5%
All directors and executive officers as a group (17 individuals)	1,729,512		4.1%

(a)	The percentage of shares beneficially owned by such individual does not exceed one percent of the class so owned.

(b)
Includes share units credited to the following directors under the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors in the following respective amounts: Mr. Bain, 5,460 units, Mr. Busbee, 5,750 units, Mr. Cardin, 3,950 units, Mr. Garland, 5,070 units, Mr. Gordon, 600 units, Mr. Koonce, 6,060 units, Dr. Meredith, 2,680 units, Mr. Nichol, 4,940 units, Mr. Quinn, 4,670 units, Mr. Vaughan, 4,490 units, and Mr. Ware, 2,410 units.

(c)
Includes shares issuable upon the exercise of options held by the following executive officers within 60 days of November 29, 2002 under the Company’s 1998 Long-Term Incentive Plan in the following respective amounts: Mr. Best, 129,095 shares, Mr. Fischer, 43,334 shares, Mr. Reddy, 56,668 shares, and Mr. Gregory, 20,001 shares.

ELECTION OF DIRECTORS

Pursuant to the Company’s Bylaws, the Board of Directors is divided into three classes, each of which class consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. Directors for Class II are to be elected at this Annual Meeting of Shareholders for three-year terms expiring in 2006. Richard W. Cardin, Dr. Thomas C. Meredith, Carl S. Quinn and Richard Ware II have been nominated to serve as Class II directors.

Messrs. Cardin, Quinn and Ware as well as Dr. Meredith were last elected to three-year terms by the shareholders at the 2000 Annual Meeting of Shareholders. The Board is nominating Messrs. Cardin, Quinn and Ware as well as Dr. Meredith to continue serving as Class II directors, whose three-year terms will expire in 2006.

The other directors listed on the following pages will continue to serve in their positions for the remainder of their current terms. The names, ages and biographical summaries of (i) the persons who have been nominated to serve as directors of the Company and (ii) the directors who are continuing in office until the expiration of their terms and the class in which such nominee or other director has been designated, are set forth in the following table. Each of the nominees has consented to be a nominee and to serve as a director if elected, and all votes authorized by the enclosed proxy will be cast FOR all of the nominees. In order to be elected as a director, the Company’s Bylaws require a nominee to receive the vote of a majority of all outstanding shares of the Company’s Common Stock entitled to vote and represented in person or by proxy at a meeting of shareholders at which a quorum is present.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING NOMINEES:

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Richard W. Cardin	67	1997	Class II 2003
Consultant and retired partner of Arthur Andersen LLP since 1995. Director of United States Lime and Minerals, Inc. and Intergraph Corporation.
*********************************************************************************************

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Thomas C. Meredith, Ph.D.	61	1995	Class II 2003
Chancellor of the University System of Georgia in Atlanta, Georgia since January 2002. Formerly Chancellor of The University of Alabama System in Tuscaloosa, Alabama from June 1997 through December 2001. Director of Alabama Cast Iron and Pipe Company.

*********************************************************************************************
Carl S. Quinn	71	1994	Class II 2003
General Partner of Quinn Oil Company, Ltd. in East Hampton, New York since May 1992.
*********************************************************************************************
Richard Ware II	56	1994	Class II 2003
President of Amarillo National Bank in Amarillo, Texas since 1981. Member of the Board of Trustees of Southern Methodist University in Dallas, Texas.
*********************************************************************************************

The following persons are directors of the Company who will be continuing in office until the expiration of their terms as set forth below.

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Travis W. Bain II	68	1988	Class I 2005
Chairman of Texas Custom Pools, Inc. in Plano, Texas since March 1999. Formerly President of Bain Enterprises, Inc. in Plano, Texas from November 1991 until March 1999. Director of Delta Industries, Inc. in Jackson, Mississippi.

*********************************************************************************************
Robert W. Best	56	1997	Class III
Chairman of the Board, President and Chief Executive Officer of the Company since March 1997.			2004
*********************************************************************************************

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Dan Busbee	69	1988	Class I
Professional Fellow at the Southern Methodist University Dedman School of Law Institute of International Banking and Finance and Visiting Senior Fellow at the Centre for Commercial Law Studies, Queen Mary, University of London. Overseas Executive Director of the Centre for International Financial Studies and the Rule of Law at the British Institute of International & Comparative Law. Formerly Of Counsel with Gibson Dunn & Crutcher in Dallas, Texas from August 1998 through August 1999. Formerly Attorney and Senior Shareholder with Locke Purnell Rain Harrell in Dallas, Texas from 1970 until August 1998.
			2005
*********************************************************************************************
Thomas J. Garland	68	1997	Class III
Senior Advisor to the Niswonger Foundation since July 2002 and Chairman of the Tusculum Institute for Public Leadership and Policy since 1998. Formerly Interim President of Tusculum College in Greeneville, Tennessee from July 1999 through June 2000. Formerly Executive-in-Residence at Tusculum College from 1990 to 1998. Director of Peoples Community Bank in Johnson City, Tennessee.			2004
*********************************************************************************************
Richard K. Gordon	53	2001	Class I
Vice Chairman, Investment Banking, for Merrill Lynch & Co. since 1993.			2005
*********************************************************************************************
Gene C. Koonce	70	1997	Class I
Retired. Formerly Chairman of the Board, President and Chief Executive Officer of United Cities Gas Company from May 1996 until the merger of United Cities with the Company in July 1997.			2005
*********************************************************************************************

Name; Principal Occupation or Employment During Past Five Years; Other Directorships	Age	Year in Which First Became a Director of the Company	Class Designation and Year of Expiration of Term
Phillip E. Nichol	67	1985	Class III
Senior Vice President of Central Division Staff of UBS PaineWebber in Dallas, Texas since July 2001. Formerly Senior Vice President and Branch Manager of UBS PaineWebber Dallas, Texas from March 1999 to June 2001. Formerly Senior Vice President and Divisional Hiring Officer for the Central Division of PaineWebber Incorporated in Dallas, Texas from March 1998 to February 1999. Formerly Senior Vice President and Branch Manager of PaineWebber Incorporated in Fort Worth, Texas from May 1996 to February 1998.			2004
*******************************************************************************************
Charles K. Vaughan	65	1983	Class III
Retired. Formerly Chairman of the Board of the Company from June 1994 until March 1997.			2004

Certain Business Relationships

Mr. Gordon is Vice Chairman, Investment Banking, for Merrill Lynch & Co., which firm has provided various types of investment banking services to the Company, including serving as an underwriter on the Company’s public debt and equity offerings and providing advice in connection with merger and acquisition transactions. Mr. Ware is the president and a shareholder of Amarillo National Bank, Amarillo, Texas, which bank provides an $18 million short-term line of credit to the Company, serves as a depository bank for the Company and is trustee for the Company’s Restricted Stock Grant Plan.

The Board of Directors: Committees, Meetings and Directors’ Fees

Standing Committees.    The Company has certain standing committees, each of which is described below.

The Executive Committee consists of Messrs. Best, Koonce, Quinn and Vaughan. Mr. Vaughan serves as chairman of the committee. In accordance with the Bylaws of the Company, the Executive Committee has, and may exercise, all of the powers of the Board during the intervals between the Board’s meetings, subject to certain limitations and restrictions as set forth in the Bylaws or as may be established by resolution of the Board of Directors from time to time. The Executive Committee held one meeting during the 2002 fiscal year.

The Audit Committee consists of Messrs. Bain, Busbee, Cardin, Quinn and Dr. Meredith. Mr. Busbee serves as chairman of the committee. The Audit Committee reviews the scope and procedures of internal auditing work, the results of independent audits and the accounting policies of management, and it recommends to the Board the appointment of the Company’s independent auditors. The Audit Committee held four meetings during the last fiscal year. The Company’s securities are listed on the New York Stock Exchange and are governed by its listing standards. The Audit Committee has adopted a charter, which it follows in conducting its activities. All members of the Audit Committee meet the independence standards of Sections 303.01(B)(2)(a) and 303.01(B)(3) of the New York Stock Exchange listing standards.

The Human Resources Committee consists of Messrs. Bain, Busbee, Garland, Gordon, Koonce and Nichol. Mr. Koonce serves as chairman of the committee. This committee reviews and makes recommendations to the Board of Directors regarding compensation for officers of the Company. In addition to compensation matters, the committee determines, develops and makes recommendations to the Board regarding benefit packages, special bonus or stock plans, severance agreements and succession planning with respect to the Company’s officers. This committee also administers the Company’s 1998 Long-Term Incentive Plan and Annual Incentive Plan for Management. During the last fiscal year, the Human Resources Committee held three meetings.

The Nominating Committee consists of Messrs. Cardin, Nichol, Quinn and Ware and Dr. Meredith. Mr. Nichol serves as chairman of the committee. This committee selects candidates for consideration by the full Board to fill any vacancies on the Board, which may occur from time to time. The Nominating Committee held two meetings during the last fiscal year. The Nominating Committee also considers sound and meritorious nomination suggestions for directors from shareholders. All letters of recommendation for nomination should be sent to the Corporate Secretary of the Company at the Company’s headquarters and must be received no later than January 21, 2003. Such letters should include, in addition to the nominee’s name and address, a listing of the nominee’s background and qualifications. A signed statement from the nominee should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director.

The Work Session/Annual Meeting Committee consists of Messrs. Bain, Garland, Koonce, Nichol and Ware. Mr. Bain serves as chairman of the committee. This committee selects the site and plans the meeting and agenda for the special meeting of the Board held each year for the purpose of focusing on long-range planning and corporate strategy issues and selects the site for the Annual Meeting of Shareholders. During the last fiscal year, the Work Session/Annual Meeting Committee held two meetings.

Attendance at Board Meetings.    During the last fiscal year, the Board of Directors of the Company held 11 meetings. During the 2002 fiscal year, each director, other than Carl S. Quinn, attended at least 75 percent of the aggregate of (a) all meetings of the Board and (b) all meetings of the committees of the Board on which such director served. Mr. Quinn attended an aggregate of 72 percent of such meetings during the 2002 fiscal year.

Directors’ Fees.    As compensation for serving as a director, each of the non-employee directors receives an annual retainer of $22,500 and a fee of $1,000 per meeting for attendance at each Board and committee meeting (excluding telephone conference meetings). The fee paid for participation in a telephonic conference meeting of the Board or a committee is one-half of the regular meeting fee. Beginning October 1, 2002, committee chairmen will be paid an additional annual fee of $5,000 for additional work done in connection with their committee duties and responsibilities.

In August 1998, the Board adopted the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors, representing an amendment to the Company’s Deferred Compensation Plan for Outside Directors that was originally adopted in May 1990. This amended plan became effective when shareholders of the Company approved such amendment at their 1999 Annual Meeting in February 1999 and replaced the annual pension formerly payable to the Company’s non-employee directors under the Company’s Retirement Plan for Non-Employee Directors. Under the terms of the Company’s Equity Incentive and Deferred Compensation Plan for Non-Employee Directors, each non-employee director is allowed to defer receipt of his annual retainer and meeting fees and to invest his deferred compensation into either a cash account or a stock account. In addition, each non-employee director receives an annual grant of share units for each year he serves as a director. The specific unit amounts credited to each director are shown in the Security Ownership table on page 3 of this Proxy Statement.

In November 1994, the Board adopted the Outside Directors Stock-for-Fee Plan, which plan was approved by the shareholders of the Company in February 1995. The plan permits non-employee directors to receive all or part of their annual retainer and meeting fees in Common Stock of the Company rather than in cash or having such retainer and fees deferred under the Company’s Deferred Compensation Plan for Outside Directors. An election by a director to receive his or her fees in stock does not alter the amount of fees payable but results in the deferral of payment of the stock portion of the fees until after the end of each quarter in which the fees were earned. The number of shares of Common Stock issued at such time will be equal to (a) the dollar amount of the fees to be paid in stock divided by (b) the fair market value of the Company’s Common Stock on the last day of the applicable quarter. The fair market value is the closing price of a share of Common Stock of the Company as reported by the New York Stock Exchange. Only whole numbers of shares are issued; fractional shares are paid in cash. All such shares issued to non-employee directors are reflected in the Security Ownership table on page 3 of this Proxy Statement.

Other Compensation for Non-Employee Directors.    The Company provides business travel accident insurance for non-employee directors and their spouses. The policy provides $100,000 coverage to directors and $50,000 coverage to their spouses per accident while traveling on Company business.

Other Arrangements with Mr. Vaughan.    Effective October 1, 1994, Mr. Vaughan retired as an officer and employee of the Company and entered into a consulting agreement with the Company. Under the agreement, Mr. Vaughan has performed such consulting services as the Board has requested from time to time. The agreement, which was scheduled to terminate September 30, 2004, was terminated by the Board on September 16, 2002. Pursuant to the terms of the agreement, on that date Mr. Vaughan received a total of $175,000 attributable to fees that would have been paid to him in the 2003–2004 fiscal years. In addition, during the 2002 fiscal year, Mr. Vaughan received $130,000 in payment for his services during the 2002 fiscal year under the consulting agreement, which payments were made in semi-annual installments payable on October 1 and April 1 of such fiscal year. Mr. Vaughan currently also receives benefits equivalent to those provided under the Company’s former Mini-Med executive medical reimbursement plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who beneficially own more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in their ownership in the Company’s Common Stock. Directors, executive officers and greater-than-ten-percent beneficial shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company, the Company believes that, during the 2002 fiscal year, all of the Company’s directors, executive officers and greater-than-ten-percent beneficial owners were in compliance with the Section 16(a) filing requirements.

Executive Compensation

Summary Compensation Table.    The following table sets forth the compensation paid by the Company for each of the Company’s last three completed fiscal years to the Company’s four most highly compensated executive officers other than Mr. Best. Compensation information is not presented below for an individual for any fiscal year in which such individual did not serve as an executive officer of the Company.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus(a) ($)	Other Annual Compensation ($)		Restricted Stock Awards(b) ($)	Securities Underlying Options/ SARs(#)		All Other Compensation ($)
Robert W. Best	2002	615,378	274,400	(c	)	0	162,282	(d)	8,738	(e)
Chairman of the Board,	2001	572,788	399,600	(c	)	0	75,000		8,585	(e)
President and Chief Executive Officer	2000	555,000	0	(c	)	0	50,000		8,585

R. Earl Fischer(f)	2002	239,766	81,700	(c	)	0	40,000		8,059	(e)
Senior Vice President,	2001	209,102	111,100	(c	)	0	30,000		6,666	(e)
Utility Operations	2000	176,174	0	(c	)	0	32,000		8,206

John P. Reddy(g)	2002	276,232	93,100	(c	)	0	40,000		8,286	(e)
Senior Vice President and	2001	249,513	131,800	(c	)	0	30,000		7,962	(e)
Chief Financial Officer	2000	213,390	0	(c	)	0	40,000		9,515

JD Woodward, III(h)	2002	258,843	85,700	(c	)	0	30,000		3,465	(e)
Senior Vice President, Nonutility Operations	2001	115,385	129,200	(c	)	0	0		780	(e)

Louis P. Gregory(i)	2002	195,726	66,933	(c	)	0	20,000		8,791	(e)
Senior Vice President and	2001	183,842	100,590	(c	)	0	20,000		1,148	(e)
General Counsel	2000	6,231	0	(c	)	0	20,000		0

(a)
The bonuses were actually paid after the end of the fiscal year in which they are reported. Because their payment relates to services rendered in the fiscal year prior to payment, the Company has consistently reported bonus payments in such prior fiscal year. Certain executive officers elected to convert a portion of their 2002 fiscal year bonuses to restricted stock or nonqualified stock options under the

Company’s 1998 Long-Term Incentive Plan with a conversion date of November 12, 2002, which elections by Messrs. Best, Reddy, Woodward and Gregory are not reflected in the table above. Mr. Best elected to convert 25% of his bonus of $274,400, or $68,600, to options to purchase shares of the Company’s Common Stock, valued at 250% of the converted amount of the bonus, or $171,500, divided by the value of each stock option of $3.55 using the Black-Scholes pricing model, or options to purchase a total of 48,310 shares; Mr. Reddy elected to convert 100% of his bonus of $93,100 to shares of restricted stock, valued at 150% of the converted amount of the bonus, or $139,650, divided by the mean of the high and low stock price of $21.58 on the conversion date, or 6,471 shares of restricted stock; Mr. Woodward elected to convert 50% of his bonus of $85,700, or $42,850, to a total of 2,978 shares of restricted stock and 50% of his bonus of $85,700, or $42,850, to options to purchase a total of 30,176 shares; Mr. Gregory elected to convert 25% of his bonus of $65,300, or $16,325 to shares of bonus stock, valued at 110% of the converted amount of the bonus, or $17,958, divided by the mean of the high and low stock price of $21.58 on the conversion date or 832 shares, with the value of such bonus stock reflected in the bonus column of the table above, 25% of his bonus of $65,300, or $16,325, to a total of 1,135 shares of restricted stock and 25% of his bonus of $65,300, or $16,325, to options to purchase a total of 11,497 shares.

(b)
The number and value of the aggregate restricted stock holdings at the end of the last fiscal year for each of the executive officers listed above were as follows: Robert W. Best, 25,000 shares with a value of $537,500; R. Earl Fischer, -0- shares; John P. Reddy, 10,782 shares with a value of $231,813 (not including 6,471 shares that were converted from Mr. Reddy’s bonus awarded November 12, 2002, as discussed in footnote (a) above); JD Woodward, III, -0- shares (not including 2,978 shares that were converted from Mr. Woodward’s bonus awarded November 12, 2002, as discussed in footnote (a) above); and Louis P. Gregory, -0- shares (not including 1,135 shares that were converted from Mr. Gregory’s bonus awarded November 12, 2002, as discussed in footnote (a) above). Dividends are paid on restricted stock at the same rate they are paid on all of the Company’s Common Stock.

(c)	The total dollar value of perquisites and other personal benefits for the named executive officer was less than the reporting thresholds established by the Securities and Exchange Commission.

(d)
The number of securities underlying options for Mr. Best reflects his election on November 6, 2001 to convert 25% of his bonus attributable to the 2001 fiscal year of $399,600, or $99,900, to options to purchase a total of 62,282 shares, as discussed in footnote (a) to the Summary Compensation Table on page 8 of the Company’s Proxy Statement dated December 21, 2001.

(e)
This amount reflects the amount of Company matching contributions made during the 2002 fiscal year to the named executive officer’s account pursuant to the Company’s RSP and the amount of premiums paid by the Company during the 2002 fiscal year with respect to the purchase of term life insurance for the benefit of the named executive officer. The amounts paid during the 2002 fiscal year for each named executive officer were as follows: Robert W. Best, $6,554 in Company matching contributions made pursuant to the RSP and $2,184 in term life insurance premiums; R. Earl Fischer, $6,554 in Company matching contributions made pursuant to the RSP and $1,505 in term life insurance premiums; John P. Reddy, $6,554 in Company matching contributions made pursuant to the RSP and $1,732 in term life insurance premiums; JD Woodward, III, $1,846 in Company matching contributions made pursuant to the RSP and $1,619 in term life insurance premiums; and Louis P. Gregory, $7,566 in Company matching contributions made pursuant to the RSP and $1,225 in term life insurance premiums. The amounts originally shown for the cost of term life insurance premiums in the compensation table in the Proxy Statement for the 2001 fiscal year were incorrect due to an error in mathematical calculations. The amounts for the 2001 fiscal year shown in the table above reflect corrected amounts of premiums paid by the Company with respect to term life insurance for the benefit of the named executive officer. The corrected amounts of All Other Compensation paid during the 2001 fiscal year for each named executive officer is shown in the table above and is comprised of the following: Robert W. Best, $6,400 in Company matching contributions made pursuant to the RSP and $2,185 in term life insurance premiums; R. Earl Fischer, $5,356 in

Company matching contributions made pursuant to the RSP and $1,310 in term life insurance premiums; John P. Reddy, $6,400 in Company matching contributions made pursuant to the RSP and $1,562 in term life insurance premiums; JD Woodward, III, $-0- in Company matching contributions made pursuant to the RSP and $780 in term life insurance premiums; and Louis P. Gregory, $-0- in Company matching contributions made pursuant to the RSP and $1,148 in term life insurance premiums.

(f)	Mr. Fischer became Senior Vice President, Utility Operations of the Company on May 1, 2000.

(g)
After joining the Company on August 12, 1998, Mr. Reddy became Senior Vice President, Chief Financial Officer and Treasurer of the Company on April 26, 2000. Effective October 1, 2000, Mr. Reddy became Senior Vice President and Chief Financial Officer of the Company.

(h)
Mr. Woodward became Senior Vice President, Nonutility Operations of the Company on April 1, 2001. Mr. Woodward’s compensation does not include a total of $232,248 paid by a subsidiary of the Company, Woodward Marketing, L.L.C. to two corporations owned by Mr. Woodward during the fiscal year. Such amount represents lease payments paid to Mr. Woodward’s wholly owned corporations, Woodward Pipeline, Inc. and Woodward Development, Inc. for office space and furniture leased by Woodward Marketing, L.L.C. for the 2002 fiscal year. In addition, in connection with the Company’s acquisition on April 1, 2001 of the 55 percent interest of Woodward Marketing, L.L.C. that it did not already own, the Company issued a total of 1,043,529 of unregistered shares of Common Stock to Mr. Woodward. Such shares are subject to a registration rights agreement dated April 1, 2001, which gives Mr. Woodward the right to require registration of his shares for underwritten offerings and to include his shares in certain registration statements for a period of two years on the terms set forth in the agreement. Mr. Woodward also has the right to receive additional shares of the Company’s Common Stock in April 2006 if the price of the Company’s Common Stock does not maintain a minimum of $25 per share each trading day in any 30 consecutive day period during the period April 2002 through April 2006.

(i)	Mr. Gregory became Senior Vice President and General Counsel of the Company on September 5, 2000.

Stock Options.    The following table provides information concerning options to purchase Common Stock of the Company under the Company’s 1998 Long-Term Incentive Plan granted to the named executive officers in the last fiscal year. The options have a term of ten years and may be exercised as follows: one-third after one year from the date of grant, another one-third after two years from the date of grant and the remaining one-third after three years from the date of grant.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Individual Grants
Name	Number of Securities Underlying Options/ SARs Granted (#)		Percent of Total Options/ SARs Granted to Employees in Fiscal Year	Exercise of Base Price ($/Sh)(a)	Expiration Date	Potential Realizable Value at Assumed Rates of Stock Price Appreciation for Option Term ($)(b)
						5%	10%
Robert W. Best	62,282	(c)	10.2%	$21.30	11-06-11	835,824	2,109,491
Robert W. Best	100,000	(d)	16.5%	$22.68	03-07-12	1,429,000	3,606,000
R. Earl Fischer	40,000		6.6%	$22.68	03-07-12	571,600	1,442,400
John P. Reddy	40,000		6.6%	$22.68	03-07-12	571,600	1,442,400
JD Woodward, III	30,000	(d)	4.9%	$22.68	03-07-12	428,700	1,081,800
Louis P. Gregory	20,000	(d)	3.3%	$22.68	03-07-12	285,800	721,200

(a)	Exercise price is the fair market value per share of the shares as of the date of grant, as determined in accordance with the Company’s 1998 Long-Term Incentive Plan.

(b)
Potential realizable value is the amount that would be realized upon exercise by the named executive officer of the options immediately prior to the expiration of their respective terms, assuming the specified compound annual rates of appreciation on Common Stock over the respective terms of the options. These amounts represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises depend on the future performance of the Company’s Common Stock and overall market conditions. There can be no assurances that the potential values reflected in this table will be achieved.

(c)
The number of securities underlying options for Mr. Best reflects his election on November 6, 2001 to convert 25% of his bonus of $399,600 attributable to the 2001 fiscal year, or $99,900, to options to purchase a total of 62,282 shares at an exercise price of $21.30 per share, as discussed in footnote (a) to the Summary Compensation table on page 8 of the Company’s Proxy Statement dated December 21, 2001.

(d)
The number of securities underlying options does not reflect Mr. Best’s election to convert 25% of his bonus of $274,400, or $68,600, to options to purchase a total of 48,310 shares, Mr. Woodward’s election to convert 50% of his bonus of $85,700, or $42,850, to options to purchase a total of 30,176 shares or Mr. Gregory’s election to convert 25% of his bonus of $65,300, or $16,325, to options to purchase a total of 11,497 shares, all on November 12, 2002, as discussed in footnote (a) to the Summary Compensation table on pages 11-13. No SARs were granted in the 2002 fiscal year to any of the named executive officers.

AGGREGATED OPTION/ SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION/SAR VALUES

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-End (#)(a) Exercisable/Unexercisable	Value of Unexercised In-The-Money Options/SARs at Fiscal Year-End ($)(b) Exercisable/Unexercisable
Robert W. Best	-0-	-0-	108,334/228,948	195,004/109,952
R. Earl Fischer(c)	-0-	-0-	43,334/70,666	116,003/57,997
John P. Reddy(c)	-0-	-0-	56,668/73,332	168,942/84,458
JD Woodward, III	-0-	-0-	-0-/30,000	-0-/-0-
Louis P. Gregory	-0-	-0-	20,001/39,999	24,535/12,265

(a)
The number of securities underlying unexercised options for Messrs. Best, Woodward and Gregory does not reflect their respective elections on November 12, 2002 to convert percentages of their bonuses to options to purchase shares of the Company’s Common Stock, as discussed in footnote (a) to the Summary Compensation table on pages 11-13. However, the number of securities underlying unexercised options for Mr. Best does reflect his election on November 6, 2001 to convert 25% of his bonus in fiscal year 2001 to options to purchase shares of the Company’s Common Stock, as discussed in footnote (c) to the Option/SAR Grant in Last Fiscal Year table above. No SARs were granted in the 2002 fiscal year to any of the named executive officers.

(b)	Based on a price for Common Stock of $21.50 per share. The price reflects the closing trading price on the New York Stock Exchange on September 30, 2002.

(c)
Messrs. Fischer and Reddy were granted options in the 2000 fiscal year prior to their respective appointments as executive officers in the 2000 fiscal year to purchase shares of Common Stock in the amount of 12,000 shares and 20,000 shares, respectively.

Retirement Plans.    Until January 1, 1999, certain of the executive officers listed in the Summary Compensation table were covered by the Employees’ Retirement Plan of Atmos Energy Corporation (the “Retirement Plan”), a defined benefit pension plan pursuant to which all participants automatically accrued pension credits after completing one year of service with the Company. Each of the executive officers listed in the Summary Compensation table also participates in the Company’s Supplemental Executive Benefits Plan or Performance-Based Supplemental Executive Benefits Plan (collectively, the “Supplemental Plan”), which provides retirement benefits (as well as supplemental disability and death benefits) to all officers and division presidents of the Company. A participant who has been an officer or division president for at least two years, has five years of vesting service under the Retirement Plan or a similar plan, and has attained age 55 is entitled to a supplemental pension in an amount that, when added to his or her pension payable under the Retirement Plan or a similar plan, equals 50% to 100% of his compensation, subject to reductions for less than ten years of vesting service and for retirement prior to age 62.

Since January 1, 1999, commencing with their employment, the executive officers listed in the Summary Compensation table have been covered by the Company’s new Pension Account Plan, which covers all employees of the Company. Such executive officers who were employed by the Company on January 1, 1999 had an opening account balance established for them as of January 1, 1999 equal to the then present value of their respective accrued benefits under the Retirement Plan as of December 31, 1998. The present value factor is based on average life expectancy, normal retirement age and a discount rate of seven percent. The Pension Account Plan will credit an allocation to each participant’s account at the end of each year according to a formula based on his age, service and total pay (excluding incentive pay).

The Pension Account Plan provides for an additional annual allocation based upon a participant’s age as of January 1, 1999 for those participants who were participants in the Retirement Plan. The Pension Account Plan will credit this additional allocation each year through December 31, 2008. In addition, at the end of each year, a participant’s account will be credited with interest on the participant’s prior year account balance. A special grandfather benefit also applies through December 31, 2008, for participants who were at least age 50 as of January 1, 1999, and who were participants in the Retirement Plan on December 31, 1998. Participants are fully vested in their account balances after five years of eligibility service and may choose to receive their account balances as a lump sum or an annuity.

The following table illustrates the estimated combined annual benefits payable under the Pension Account Plan and the Supplemental Plan upon retirement at age 62 or later to persons in specified compensation categories and years-of-service classifications as determined in such person’s last year of employment.

PENSION PLAN TABLE(a)

	Years of Service
Remuneration	15	20	25	30	35
$ 125,000	93,750	93,750	93,750	93,750	93,750
150,000	112,500	112,500	112,500	112,500	112,500
175,000	131,250	131,250	131,250	131,250	131,250
200,000	150,000	150,000	150,000	150,000	150,000
225,000	168,750	168,750	168,750	168,750	168,750
250,000	187,500	187,500	187,500	187,500	187,500
300,000	225,000	225,000	225,000	225,000	225,000
350,000	262,500	262,500	262,500	262,500	262,500
400,000	300,000	300,000	300,000	300,000	300,000
450,000	337,500	337,500	337,500	337,500	337,500
500,000	375,000	375,000	375,000	375,000	375,000
600,000	450,000	450,000	450,000	450,000	450,000
700,000	525,000	525,000	525,000	525,000	525,000
800,000	600,000	600,000	600,000	600,000	600,000
900,000	675,000	675,000	675,000	675,000	675,000
1,000,000	750,000	750,000	750,000	750,000	750,000
1,100,000	825,000	825,000	825,000	825,000	825,000
1,200,000	900,000	900,000	900,000	900,000	900,000
1,300,000	975,000	975,000	975,000	975,000	975,000
1,400,000	1,050,000	1,050,000	1,050,000	1,050,000	1,050,000
1,500,000	1,125,000	1,125,000	1,125,000	1,125,000	1,125,000

(a)	The benefit amounts listed in the Pension Plan table are not subject to any deduction for Social Security or offset amounts and are computed based upon payment as a joint and 50% survivor annuity.

The Pension Account Plan covers only the base salary of each of its participants, excluding bonuses (subject to the maximum covered compensation limit of $200,000 as of January 1, 2002 established by the Internal Revenue Code for qualified plans). The Supplemental Plan covers compensation in an amount equal to the sum of (a) the greater of the participant’s annual base salary at the date of termination of employment or the average of the participant’s annual base salary for the highest of three calendar years (whether or not consecutive) of employment with the Company; and (b) the greater of the amount of the participant’s last award under any of the Company’s annual performance bonus or incentive plans or the average of the participant’s highest three performance awards under such plans (whether or not consecutive). The amount of current compensation covered by the Supplemental Plan as of the end of the 2002 fiscal year for each of the executive officers listed in the Summary Compensation table is as follows: Robert W. Best, $1,042,267; R. Earl Fischer, $332,267; John P. Reddy, $378,100; JD Woodward, III, $369,950; and Louis P. Gregory, $280,550. Each of such executive officers has the following approximate number of years of credited service under the retirement plans: Mr. Best, five years; Mr. Fischer, 40 years; Mr. Reddy, four years; Mr. Woodward, one year; and Mr. Gregory, two years.

Each of the executive officers listed in the Summary Compensation table has also entered into a Participation Agreement with the Company as required by the Supplemental Plan. The Supplemental Plan provides that the accrued benefits, as calculated pursuant to the plan, of each participant will vest in the event of (a) a termination of the participant’s employment involuntarily by the Company for any reason other than “cause” or “disability” (i) following a “change of control” of the Company (as such term is defined in the plan), (ii) in anticipation of a “change in control” (whether or not a “change in control” ever occurs), or (iii) at the request of a party to a pending transaction that will constitute a “change in control”, if and when the transaction is consummated, (b) a termination of the plan, (c) an amendment to the plan resulting in a decrease in the benefits otherwise payable to the participant; (d) a termination of the participant’s employment for any reason other than “cause”, or (e) a termination of the participant’s participation in the plan for any reason other than “cause” prior to the participant’s termination of employment. The approval of the United Cities merger by the shareholders on November 12, 1996 constituted a “change in control” as defined in the Supplemental Plan, and as a result, Mr. Fischer, who was a participant in the Supplemental Plan as of November 12, 1996, is entitled to receive unreduced supplemental pension benefits commencing at age 55. The Participation Agreements set forth the specific rights of the participants to their accrued benefits upon the occurrence of the events described above and constitute enforceable contracts separate from the provisions of the Supplemental Plan.

Employment Severance Compensation Agreements and Change-in-Control Arrangements.    The Company has entered into severance agreements with each of the executive officers named in the Summary Compensation table to provide certain severance benefits for them in the event of the termination of their employment within three years following a “change in control” (as defined in the agreements) of the Company. Under each of the severance agreements and plans described below, a “change in control” of the Company is deemed to occur if, among other things, the shareholders of the Company approve a merger or other similar transaction, whereby the shareholders prior to the transaction will not own at least 60% of the voting power of the Company after the transaction.

The severance agreement for each such executive officer provides that if employment is terminated by the Company other than for “cause” (as defined in the agreement), retirement, death, or disability, or by the employee for other than “constructive termination” (as defined in the agreement), the Company will pay such executive officer a lump sum severance payment equal to 2.5 times such executive officer’s total compensation, comprised of the annual base salary and “Average Bonus,” as such term is defined in the agreement. If the total of such lump sum severance payment plus all other payments, distributions or benefits of any type made to or on behalf of the executive officer results in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, the lump sum severance payment will be increased in an amount required for the executive officer to pay any such excise taxes or any resulting income or other taxes due the Internal Revenue Service. In addition, such executive officer will be entitled to all rights and benefits, if any, provided under any other plan or agreement between him and the Company.

Each of the executive officers listed in the Summary Compensation table, other than Messrs. Woodward and Gregory, has also participated in the Company’s Restricted Stock Grant Plan and has received, from time to time, awards of stock that are restricted with respect to their transferability. The restrictions lapse pursuant to a schedule established by the Board of Directors at the date of the grant. Notwithstanding any established schedule for the removal of restrictions, however, the restrictions are immediately removed in the event of the participant’s death, disability, or retirement or in the event of a “change of control” (as defined in the plan) of the Company. However, as discussed below, the Board of Directors has elected not to grant any additional shares under this plan.

Human Resources Committee Interlocks and Insider Participation.    The members of the Human Resources Committee during the last fiscal year were Messrs. Bain, Busbee, Garland, Gordon, Koonce and Nichol. There are no interlocking relationships between any executive officer of the Company and any other company.

Human Resources Committee Report on Executive Compensation

THE ROLE OF THE COMMITTEE.    The Human Resources Committee of the Board of Directors is charged with the responsibility of providing oversight and direction with respect to the compensation programs and employee benefit plans of the Company. All members of the Committee are non-employee directors who serve on the Board of Directors. Specific duties and responsibilities of the Committee include:

•	The establishment and oversight of the Company’s executive compensation policy and strategy.

•	Development of recommendations to the Board of Directors regarding the pay of Company officers and of the CEO’s compensation.

•
Development of recommendations to the Board of Directors regarding performance targets and criteria underlying the Company’s various incentive compensation plans and approval of such targets and criteria with respect to the Company’s incentive compensation plans subject to Section 162(m) of the Internal Revenue Code.

•
Interaction with outside advisers and consultants regarding the Company’s current compensation and benefit plans as well as periodic assessments of the competitive marketplace, emerging trends and legislative developments, and best practices employed by other corporations.

•	Review and determination, for recommendation to the Board of Directors, of the Company’s program for providing compensation to non-employee directors.

•
Assurance that the Company’s compensation program for the CEO and other officers is aligned with the Company’s overall business strategy and focuses upon the creation of value for the Company’s shareholders.

This report has been prepared by the Committee immediately following the meeting of the Committee on October 22, 2002, at which time the Committee determined to whom to pay and the amount of respective bonus awards earned for the most recent performance year, established new incentive targets and performance measures for the 2003 performance year, reviewed salary recommendations for all officers and division presidents, and conducted other matters consistent with the Committee’s charter.

COMPENSATION STRATEGY.    The Company’s approach to compensation for all employees is based upon the tenets of “total rewards.” Total rewards is a comprehensive approach to compensation and benefits which emphasizes the importance of the entire rewards package of the Company: base salary, incentive compensation, employee benefits, training and development opportunities, and the corporate environment.

Consistent with the total rewards approach for all employees, the Company’s compensation program for executives is founded upon the same underlying tenets of total reward opportunities. The Company’s executive compensation strategy is founded upon the following guiding principles:

•
The Company’s executive compensation strategy should be aligned with the Company’s overall business strategy of focusing upon growth opportunities in both regulated and nonregulated business sectors, seeking ongoing improvements in operating efficiencies and service levels and preparing for a more competitive environment in a consolidating industry.

•
Overall pay targets should reflect the Company’s intent to pay executive base salaries at the 50th percentile of the competitive market practice with targeted total cash and targeted total direct compensation to be paid at the 75th percentile of competitive market practice if performance targets are reached.

•
Key executives who are charged with the responsibility for establishing and executing the Company’s business strategy should have incentive compensation opportunities that are aligned with the creation of shareholder value.

•	Stock ownership is an important component for ensuring that executives’ interests are aligned with shareholders.

•	To facilitate stock ownership for executives, the Company should provide stock options and other stock-based incentive vehicles that focus on shareholder value creation.

•	Incentive compensation opportunities should have significant upside potential with commensurate downside risk.

•	The Company’s compensation strategy should place a greater emphasis upon stock options and related long-term incentive opportunities, with limited emphasis upon special benefits and perquisites.

•
The incentive compensation plans of the Company, to the extent that it is practical and consistent with the overall corporate business strategy, should comply with Section 162(m) of the Internal Revenue Code so that the Company can take the full tax deduction for executive compensation.

STRATEGY FOR NON-EMPLOYEE DIRECTOR COMPENSATION.    The Committee has worked closely with the management consulting firm of Towers Perrin to ensure that the compensation program for non-employee directors serving on the Board of Directors is competitive and reflective of current best practices in the marketplace. In 1999, the Company’s shareholders approved the adoption of the Equity Incentive and Deferred Compensation Plan for Non-Employee Directors. As a result, all current non-employee directors have voluntarily elected to participate in this new plan and to cease their participation in the Company’s Retirement Plan for Non-Employee Directors. At the June 11, 2002 meeting of the Committee, Towers Perrin reviewed the competitiveness of the compensation program for Atmos Energy’s non-employee directors and recommended that the Company make minor changes to the non-employee director compensation program for the 2003 plan year. The Committee and the Board of Directors approved Towers Perrin’s recommendations, and for the 2003 fiscal year, the non-employee directors will be paid $22,500 in annual retainer and will receive a grant of 1,000 common share units as an annual award under the Equity Incentive and Deferred Compensation Plan for Non-Employee Directors.

ASSESSMENT OF COMPETITIVE PRACTICES.    The Committee regularly evaluates competitive compensation data provided by management consultants to ensure that the Company’s pay policy and practices are aligned with the competitive marketplace. Over the course of the past 12 months, the Committee reviewed on two occasions competitive compensation levels from numerous survey sources and analyses provided by Towers Perrin. These sources of competitive compensation data included:

•
A review of the total direct compensation of the five highest paid executives for a select peer group of 14 gas utility companies which have annual revenues and market capitalizations comparable to the Company.

•	Published survey data of the utility industry provided by the Executive Compensation Service.

•	Published and private survey data of both the utility industry and general industry provided by Towers Perrin.

These survey sources provide a comprehensive review of national compensation practices as well as selected companies that compete in specific geographic markets in which the Company participates. The organizations participating in these surveys are different than some of the companies that appear in the performance graph displayed below. Specific job comparisons and access to market data for companies included in the performance graph are not readily available to the Committee.

For the most recently completed fiscal year, the Company’s executive compensation program was comprised of base salary, annual incentive compensation and long-term incentive compensation in the form of stock options. The following paragraphs discuss each of these program components.

BASE SALARY.    All positions in the Company, including executive positions, have been assigned to formal salary grades and ranges. Positions are compared on the basis of job content to similar positions in companies of comparable revenue size and market capitalization to the Company. Salary ranges for all positions are reviewed on an annual basis, and proposed salary ranges are presented to the Committee for its review and consideration each year in October. The midpoint of each salary range is designed to approximate the 50th percentile of base salaries of comparable companies in the marketplace, as defined above.

The base salary for an individual executive may be more than or less than the salary range midpoint based upon the individual’s performance and his or her level of experience in the position. In determining appropriate salary levels, the Committee also considers current economic conditions and national and industry trends in executive compensation.

Each year, the Chief Executive Officer and senior officers of the Company provide the Committee with an oral presentation discussing the performance and contributions of each executive. The Company uses a performance evaluation process which considers individual goals and areas of accountability. The individual executive’s salary increase is based upon his performance rating and the overall salary increase budget and guidelines established by the Company for the year.

ANNUAL INCENTIVE COMPENSATION.    The Company’s corporate officers, division presidents, and direct reports to the officers and division presidents, participate in the Annual Incentive Plan for Management (the “Incentive Plan”). The Incentive Plan, which has been designed to comply with Section 162(m) of the Internal Revenue Code, considers the Company’s ability to attain a return on equity financial goal which is expressed to participants as a target level of earnings per share (“EPS”). Each participant in the plan has a stated target annual incentive award opportunity stated as a percentage of base salary, with such target opportunities ranging from 10 percent to 60 percent of the participant’s respective base salary. Awards pursuant to the Incentive Plan are typically paid in cash. However, subject to the terms of the Plan and the approval of the Committee, the participant may make a voluntary election to convert his award to Company bonus stock, restricted shares or stock options. Such voluntary elections must be made by a participant prior to the beginning of the Performance Period as defined in the Plan.

For the 2002 fiscal year, the Company exceeded the financial performance threshold for purposes of funding the Incentive Plan. As such, incentive awards were earned and paid to Company employees for performance, including the five proxy-named executives. In funding the Incentive Plan, the Company achieved a level of EPS, which was between the threshold and target level of performance for purposes of the plan’s measurement.

LONG-TERM INCENTIVE COMPENSATION.    The Company currently grants long-term awards in the form of nonqualified stock options. All stock options are granted at fair market value on the date of grant and have a term of ten years. Executives will only realize value from their stock options should the share price appreciate above the grant price on the date such option shares were granted. The Committee believes that stock options align the interests of executives with the interests of other shareholders by focusing upon shareholder value.

During the 2002 fiscal year, the Company granted nonqualified stock options to a select number of key executives and officers. The Company has adopted share ownership guidelines for key officers; the guidelines are voluntary and should be achieved by each officer over the course of five years. The Committee strongly advocates executive share ownership as a means by which to better align executive interests with those of all shareholders. The Chief Executive Officer has a guideline to reach a share ownership position of five times his base salary over the course of the five years. Other officer positions have share ownership guidelines ranging from 2.5 to 1.0 times the officer’s base salary.

In 2002, shareholders approved proposed changes to the Company’s long-term incentive plans through the regular proxy voting process. The Board also elected to discontinue grants under the Restricted Stock Grant Plan after shareholders approved an addition to the share reserve of the 1998 Long-Term Incentive Plan of 2,500,000 shares at their annual meeting in February 2002.

During 2002, the Company granted approximately 459,000 stock option shares to the Company’s key executives, managers, and selected employees. These options were granted at 100 percent of the common share price on the date of grant and have fixed terms of ten years. The five proxy-named executives participated in the option grant during 2002, which occurred on March 7, 2002. In addition to the annual stock option grants, several executives elected to convert cash bonuses received under the Atmos Management Incentive Plan into stock options. Approximately 149,000 stock options were granted pursuant to this conversion in November 2001.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.    The Committee has awarded Mr. Robert W. Best, Chairman of the Board, President, and Chief Executive Officer of the Company, a base salary of $660,000 for 2003. Mr. Best’s base salary was $630,000 in 2002. The increase in base salary awarded to Mr. Best by the Committee is in recognition of both the Company and individual performance achieved in 2002, including Mr. Best’s key role in working to close the Company’s acquisition of Mississippi Valley Gas Company, his lead in launching a new nationwide brand for the Company as Atmos Energy, his leadership in initiating a new major program to elevate customer service to a new level of excellence, a significant increase in the contribution to the Company’s earnings from its nonutility operations, and the Company’s achievement of an overall six percent increase in Company-wide earnings while generating a 9.9 percent return on average shareholders’ equity.

Mr. Best earned an incentive award of $274,400 under the Incentive Plan for the 2002 fiscal year because of the Company’s attainment of certain performance criteria as established for the Incentive Plan. Mr. Best’s individual award was determined to be 43.55 percent of base salary which is between the threshold and target levels of performance. Mr. Best received a grant of 100,000 nonqualified stock options during the 2002 fiscal year. The nonqualified stock option grant awarded to Mr. Best in the 2002 fiscal year was in recognition of Mr. Best’s contributions to the overall performance and success of the Company during the year.

COMPLIANCE WITH SECTION 162(m).    The Board of Directors has elected to fully comply with Section 162(m) of the Internal Revenue Code. The Company’s decision to comply means that the Company should maintain the tax deductibility for performance-based compensation paid to the proxy-named executives. In order to comply with Section 162(m), all actions taken by the Committee with respect to the compensation of the proxy-named executives will be taken by only those members who constitute a “non-employee director” as defined in Section 162(m). In last year’s proxy statement, the Company asked the Company’s shareholders to approve the Incentive Plan and the 1998 Long-Term Incentive Plan as performance plans for purposes of a performance plan exemption pursuant to Section 162(m). An affirmative vote by shareholders was provided, and this shareholder action will ensure that both plans will continue to provide compensation awards that are fully tax deductible to the Company.

Respectfully submitted by the members of the Human Resources Committee of the Board of Directors,

Gene C. Koonce, Chairman
Travis W. Bain II
Dan Busbee
Thomas J. Garland
Richard K. Gordon
Phillip E. Nichol

Performance Graph.    The graph below compares the yearly percentage change in the Company’s total return to shareholders for the last five fiscal years with the total return of the Standard and Poor’s 500 Stock Index and the cumulative total return of other natural gas distribution companies comprising the Comparison Company Index.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG ATMOS, S&P 500 INDEX
AND COMPARISON COMPANY INDEX
	1997	1998	1999	2000	2001	2002
Atmos Energy Corporation	$100	$119	$105	$95	$105	$110
S&P 500 Composite Index	$100	$109	$139	$158	$116	$92
Comparison Company Index	$100	$116	$121	$125	$134	$138

* Assumes	a $100 investment on September 30, 1997, and reinvestment of dividends.

The Comparison Company Index contains a hybrid group of natural gas local distribution companies, recommended by the consulting firm of Towers Perrin and approved by the Company’s Board of Directors. The companies included in the index are AGL Resources Inc., Cascade Natural Gas Corporation, Energy East Corporation, The Laclede Group, Inc., New Jersey Resources Corporation, NICOR Inc., Northwest Natural Gas Company, NUI Corporation, ONEOK, Inc., Peoples Energy Corporation, Piedmont Natural Gas Company, Inc., South Jersey Industries, Inc., Southern Union Company, Southwest Gas Corporation, Vectren Corporation and WGL Holdings, Inc. The Merrill Lynch Group I and II Index, which the Company had used since the 1997 fiscal year, is no longer published by Merrill Lynch & Co., thus necessitating a change in the comparison index utilized by the Company. Accordingly, it is not possible to compute the cumulative total return for the Merrill Lynch Group I and II Index for the 2002 fiscal year.

Report of the Audit Committee

The Audit Committee (the “Committee”) is composed of five directors who are independent directors, as defined under the rules of the New York Stock Exchange. The Committee operates under a written charter adopted by the Board of Directors and oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including systems of internal controls. Ernst & Young LLP, the Company’s independent auditors, is responsible for expressing an opinion on the financial statements based on its audits. The principal duties and responsibilities of the Audit Committee are to:

•	Review the financial information that will be provided to the shareholders and others;

•	Review the accounting policies that management has established;

•	Review the systems of internal controls that management and the Board have established;

•	Review the scope, procedures followed, and the results of the Company’s outsourced internal audit function;

•	Recommend to the Board a firm to be selected as the Company’s independent auditors;

•	Review the audit scope and plan and the results of the independent audit;

•	Confirm the independence of the independent auditors, reviewing as necessary all relationships and services which might bear on the objectivity of the auditors;

•
Review the non-audit services provided by the independent auditors, the fees for such services and conclude that the other services provided were compatible with maintaining the auditors’ independence;

•	Convey information among the Board and the independent auditors and internal auditors;

•	Involve the independent auditors in the Committee’s review of the Company’s financial statements and related reports with management;

•	Provide the independent auditors with full access to the Committee and the Board to report on any and all appropriate matters; and

•	Discuss with the independent auditors all matters required to be reviewed by generally accepted auditing standards.

In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Company’s 2002 Annual Report with both management and the Company’s independent auditors, Ernst & Young LLP, which included a discussion of the quality as well as the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee has discussed with Ernst & Young LLP the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Committee has received and reviewed the written disclosures from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has also discussed with Ernst & Young LLP its independence from the Company.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended September 30, 2002 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended the selection of the Company’s independent auditors.

Respectfully submitted by the members of the Audit Committee of the Board of Directors,

Dan Busbee, Chairman
Travis W. Bain II
Richard W. Cardin
Dr. Thomas C. Meredith
Carl S. Quinn

Audit and Related Fees

Audit Fees.    The aggregate fees billed by Ernst & Young LLP for professional services for the audit of the Company’s 2002 annual consolidated financial statements and the review of the consolidated financial statements, including the Company’s Forms 10-Q for the 2002 fiscal year were $982,800.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Ernst & Young LLP to the Company for financial information systems design and implementation fees for the 2002 fiscal year.

All Other Fees.    The aggregate fees billed to the Company for all other services rendered by Ernst & Young LLP during the 2002 fiscal year were $1,124,605, including fees for audit related services of $640,348 and fees for other services of $484,257. Audit related services include services relating to registration statements, including comfort letters, benefit plan audits, audits of subsidiaries and various consultations on accounting standards and transactions. Other services included internal audit services, which were provided until June 2002, tax outsourcing services, and various other tax planning and compliance services.

The Audit Committee has determined that the provision of audit related and other services provided by Ernst & Young LLP to the Company is compatible with maintaining Ernst & Young LLP’s independence from the Company.

AUDITORS

Upon the recommendation of the Audit Committee, the Board of Directors selected Ernst & Young LLP to continue as the Company’s auditors for the fiscal year ending September 30, 2003. The firm of Ernst & Young LLP and its predecessors have been the independent auditors of the Company since the Company’s incorporation in 1983. It is expected that representatives of Ernst & Young LLP will be present at the Annual Meeting. The representatives of Ernst & Young LLP will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

OTHER MATTERS

Householding

Effective with this mailing, when shareholders with multiple accounts reside at the same address, or multiple shareholders reside at the same address, the Company is now sending a single Summary Annual Report,

Annual Report on Form 10-K and Proxy Statement to that address unless the Company received instructions to the contrary. Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “Householding,” is designed to reduce the Company’s printing and postage costs. If you wish to receive separate copies of the Summary Annual Report, Annual Report on Form 10-K and Proxy Statement now or in the future, or to discontinue Householding entirely, you may call the Company’s transfer agent, EquiServe Trust Company, N.A. at 1-800-543-3038, or provide written instructions to EquiServe Trust Company, N.A., P.O. Box 43010, Providence, RI 02940.

If you receive multiple copies of the Summary Annual Report, Annual Report on Form 10-K and Proxy Statement, you may call or write the Company’s transfer agent, EquiServe Trust Company, N.A., to request Householding. If your shares are held through a bank, broker or other holder of record, you may request Householding by contacting the holder of record.

Other Business

The Company does not know of any other business that may come before the Annual Meeting. However, if any other matters are properly brought before the meeting by the management or any shareholder, it is the intention of each person named in the accompanying proxy to vote such proxy in accordance with his judgment on such matters. The enclosed proxy confers discretionary authority to take action with respect to any additional matters that may come before the meeting.

Shareholder Proposals

In the event a shareholder intends to present a proposal at the Annual Meeting of Shareholders on February 12, 2003, he or she must be a shareholder of record on the Record Date, December 16, 2002, who shall continue to be entitled to vote at the Annual Meeting and who mails a notice of such proposal so that it is received at the principal executive offices of the Company by January 21, 2003. In the event a shareholder intends to present a proposal at the 2004 Annual Meeting of Shareholders, in order for such proposal to be included in the Company’s Proxy Statement relating to such meeting, it must be received at the principal executive offices of the Company no later than August 30, 2003, and it must be prepared according to applicable law, as determined by the Company.
By Order of the Board of Directors,

Shirley A. Hines
Corporate Secretary
Dallas, Texas
December 27, 2002

3100-PS-2003

PROXY

ATMOS ENERGY CORPORATION

Proxy Solicited on Behalf of the Board of Directors of
the Company for Annual Meeting, February 12, 2003

The undersigned hereby constitutes and appoints Robert W. Best, Dan Busbee, Charles K. Vaughan and each of them, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of ATMOS ENERGY CORPORATION, to be held at the Crowne Plaza Hotel, 200 E. Amite Street, Jackson, Mississippi, 39201, on Wednesday, February 12, 2003, at 11:00 a.m. Central Standard Time, and at any postponements or adjournment thereof, on all matters coming before said meeting.

You are encouraged to specify your choice by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you sign and return this card.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN AND AUTHORIZES THE PROXIES TO TAKE ACTION IN THEIR DISCRETION UPON OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR.

SEE REVERSE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE
SIDE		SIDE

ATMOS LOGO	THIS IS YOUR PROXY.
YOUR VOTE IS IMPORTANT.

c/o EquiServe Trust Company, N.A.
P.O. Box 8694
Edison, NJ 08818-8694

Regardless of whether you plan to attend the Annual Meeting of Shareholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope. If you wish to change your address, please mark the box below, vote and return your proxy by mail.

COMPANY HIGHLIGHTS DURING FISCAL YEAR 2002

•	The Company achieved net income of over $59 million and diluted earnings per share of $1.45.

•
Subsequent to the end of its fiscal year, after the receipt of all final regulatory approvals, on December 3, 2002 the Company completed its acquisition of Mississippi Valley Gas Company in Jackson, Mississippi. This transaction has added approximately 261,000 customers to the Company’s utility operations, expanded the Company’s operations into a twelfth state and the Company believes makes it the third largest pure natural gas distribution company in the United States.

•	The Company successfully introduced its new national brand and trademark on October 1, 2002, stressing excellence in customer service.

DETACH HERE

___________________________________________________________________________________________

☒	Please mark your votes
as in this example.

The Board of Directors recommends a vote FOR the election of all nominees for director.

1.	Election of Directors.

Nominees for Director:

Class II: (01) Richard W. Cardin, (02) Dr. Thomas C. Meredith,
(03) Carl S. Quinn and (04) Richard Ware II

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES
☐	☐

For, except vote withheld from the following nominee(s):

☐    ________________________________________________________________

MARK HERE FOR ADDRESS CHANGE
AND NOTE AT LEFT ☐

Please sign exactly as your name appears herein. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

Signature:_____________________ Date ___________ Signature:______________________ Date ___________

DETACH HERE